EXHIBIT 99.2

SMTC Q3 14 Earnings Call

Sushil

•	Thank you Michelle

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Good morning Ladies and Gentlemen and thank you for joining the call this morning. I am Sushil Dhiman, SMTC’s President and Chief Executive Officer.  On this call with me today is Jim Currie, SMTC’s Interim Chief Financial Officer and Greg Gaba, Vice President of Finance.

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Before we begin the call, I’d like to remind everybody that the presentation includes statements about expected future events and financial results that are forward looking in nature and subject to risks and uncertainties.  The Company cautions that actual performance will be affected by a number of factors, many of which are beyond the company’s control and that future events and results may vary substantially from what the Company currently foresees.  Discussion of the various factors that may affect future results is contained in the Company’s Annual Report on Form 10K; on Form 10Q and subsequent reports on Form 8K and other filings with the Securities and Exchange Commission.

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As I stated in the prior calls, our 2014 plan focused on cost reductions, organic growth and developing a plan for inorganic growth via acquisitions. I am pleased to announce that we are continuing to deliver improvements in our gross margin in the third quarter compared to the prior quarter, despite lower demand from one of our customers. Our 2014 cost reduction plan, productivity improvement initiatives and implementation of lean manufacturing principles are positively contributing to margin expansion. This is the third straight quarter that adjusted EBITDA has increased.

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As I mentioned in the prior calls, we planned to focus on the organic growth during the latter half of 2014 and I am pleased to announce that we are making sound progress on that front. During the third quarter, we added three new customers to our New Product Introduction Tech Center, which was launched at the end of last quarter. We were also awarded two new programs from our existing customers. These new customer and program wins are expected to contribute $10M in revenue during 2015. Our new customer acquisition pipeline continues to be healthy and with the recent addition of two experienced business development managers, we expect to accelerate the new customer wins.

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During the quarter, we successfully completed qualification builds for a significant customer, whose addition we announced in the second quarter. Production ramp for this customer is expected to begin in December 2014 as per plan and we believe over time they should become one of our largest customers.

•	I will now hand it over to Jim Currie. He will present the financial results.

Jim

•	Thanks Sushil

•	Revenue for the second quarter was $55.5 million, down 4.3% from revenues recorded in the prior quarter. This was mainly attributable to lower demand from one of our large customers.

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While our revenues were down versus the prior quarter, our gross profits (excluding unrealized foreign exchange) improved to 9.9%, compared to 8.6% in the prior quarter; reflecting continued reductions in our cost structure.

•	Our adjusted EBITDA was $2 million or (3.6% of revenue) during the third quarter as compared to $1.5 million or (2.5% of revenue) in the prior quarter.

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For the quarter we reported a net loss of $ 588,000 compared to net income of $ 33,000 reported for the prior quarter.  This was mainly due to the unrealized foreign exchange loss recognized in the quarter of $ 753,000 compared to a gain of $ 796,000 in the prior quarter. Excluding unrealized foreign exchange our net income was $165,000 during the quarter compared to a net loss of $764,000 in the prior quarter.

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In line with our goals, total debt levels decreased slightly compared to the prior quarter. During the quarter, SMTC and certain of its subsidiaries entered into the Seventh Amendment to its Revolving Credit and Security Agreement with PNC Bank.  The Seventh Amendment extends the term of the revolving credit facility to January 2, 2018, reduces the applicable interest rate by 50 basis points and provides for a further potential reduction in interest rates, depending on our consolidated fixed charge coverage ratio. We greatly value our relationship with PNC and thank them for their continued confidence in SMTC.

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 As Sushil indicated, our cost reduction initiatives for 2014 are ahead of plan and have contributed favorably to our third quarter and year to date results. We expect these efficiency improvement efforts to continue for the balance of the year as we focus on the management of working capital.

•	I will now hand it back to Sushil to provide some closing remarks.

Sushil

•	Thanks Jim

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Once again, our 2014 plan consisting of cost reduction, efficiency improvements, organic and inorganic growth is paying dividends. During the first nine months of this year we continued to improve profitability as a result of this plan. The fourth quarter will benefit by cost reductions, however further improvement will come through higher volumes.

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As a part of our organic growth strategy we are continuing to add additional channels of service offerings such as the launch of our New Product Introduction tech center in San Jose, California in the second quarter and the addition of a precision machining capability in our Chihuahua Mexico facility. These incremental services provide our customers access to a wide range of Fastrack prototyping solutions for Printed Circuit Board Assembly, system level assembly, sheet metal fabrication and precision machining. These service offerings not only position us to gain New Product Introduction revenue during the design phase but also longer term program revenues.

•	We expect 2015 to be an exciting year with the focus on organic growth and acquistions.

•	I want to thank you for joining the call today and for your continued trust in SMTC

•	We will now open the lines for your questions.

Closing:

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Thanks Michelle.  Thank you all for joining the call and your continued support of SMTC.  We look forward to our next earnings call which will include our full 2014 annual results which is expected to be in March or April of 2015.  Thanks.